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                                                                      Exhibit 15

                  ACKNOWLEDGMENT LETTER OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
KeyCorp

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of KeyCorp pertaining to the KeyCorp Signing Bonus Plan of our reports dated April 14, 2000 and July 13, 2000, relating to the unaudited condensed consolidated interim financial statements of KeyCorp that are included in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                                           /s/ Ernst & Young LLP

Cleveland, Ohio
August 30, 2000